Filed pursuant to Rule 424(b)(3)

Registration No.: 333-240984

PROSPECTUS SUPPLEMENT

MIDATECH PHARMA PLC

9,888,640 Ordinary Shares Representing 1,977,728 American Depositary Shares

This prospectus supplement (the “Prospectus Supplement”) amends and supplements our prospectus contained in our Post-Effective Amendment No. 2 to our Registration Statement on Form F-1, effective as of April 29, 2022 (the “Prospectus”), related to the resale by the selling shareholders identified in the Prospectus of up to an aggregate of 9,888,640 of our ordinary shares, nominal value 0.1p per share (the “Ordinary Shares”), represented by 1,977,728 American Depositary Shares (the “Depositary Shares”).

This Prospectus Supplement is being filed in order to incorporate into and include in the Prospectus the information set forth in our Form 6-K filed with the Securities and Exchange Commission on December 19, 2022, which is attached hereto. This Prospectus Supplement should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained therein.

Our Depositary Shares are listed on the NASDAQ Capital Market under the symbol “MTP.” The last reported closing price of Depositary Shares on the NASDAQ Capital Market on December 16, 2022 was $0.80.

Our Ordinary Shares are admitted for trading on AIM, a market operated by the London Stock Exchange plc (“AIM”) under the listing code “MTPH.” The last reported closing price of our Ordinary Shares on AIM on December 16, 2022 was £0.021.

Investing in our securities involves risks. See “Risk Factors” beginning on page 12 of the Prospectus and in the documents incorporated by reference in the Prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

______________________________

The date of this Prospectus Supplement is December 19, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 OF THE

SECURITIES EXCHANGE ACT OF 1934

For the month of December 2022

Commission File Number 001-37652

Midatech Pharma PLC

(Translation of registrant’s name into English)

1 Caspian Point,

Caspian Way,

Cardiff, CF10 4DQ, United Kingdom

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F ☒ Form 40-F ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ☐

This Report on Form 6-K, including Exhibits 10.1, 10.2 and 99.1, is hereby incorporated by reference into the Company’s Registration Statement on Form F-3 (File No. 333-267932).

EXPLANATORY NOTE

On December 16, 2022, Midatech Pharma PLC (the “Company”) and a certain institutional investor (the “Investor”) entered into a first amendment (the “Purchase Agreement Amendment”) to the securities purchase agreement (the “Purchase Agreement”), dated as of December 13, 2022, by and between the Company and the Investor. Pursuant to the Purchase Agreement Amendment, the Company and the Investor agreed (i) to increase the exercise price of the Series A warrants and Series B warrants that are expected to be issued to the Investor at the second closing provided for therein (the “Second Closing”) to $1.10; (ii) to change the purchase price of the Company’s American Depositary Shares expected to be issued to the Investor at the Second Closing to the lesser of (x) $1.00 or (y) 20-Day VWAP (as defined in the Purchase Agreement Amendment) minus 10.0%; (iii) that the Company may terminate the Purchase Agreement and the Registration Rights Agreement, dated as of December 13, 2022, by and between the Company and the Investor, if the 20-Day WVAP on the proposed date of the Second Closing is less than $1.00; and (iv) that the Investor shall not execute any short sales of the Company’s securities prior to the occurrence of the Second Closing.

In addition, on December 18, 2022, the Company and Bioasis Technologies Inc. (“Bioasis”) entered into a first amendment (the “Arrangement Agreement Amendment”) to the arrangement agreement (the “Arrangement Agreement”), dated as of December 13, 2022, by and between the Company and Bioasis. Pursuant to the Arrangement Agreement Amendment, the Company and Bioasis agreed that (i) the loan to Bioasis shall now be made in three tranches of $250,000 payable on each of December 19, 2022, January 3, 2023 and February 6, 2023 as opposed to one payment of the loan in full; and (ii) provide the Company the sole discretion to seek shareholder consent to the proposed cancellation of the Company’s ordinary shares to trading on AIM, a market of the London Stock Exchange.

The foregoing descriptions of the Purchase Agreement Amendment and Arrangement Agreement Amendment are not complete and are qualified in their entirety by reference to the full text of the form of Purchase Agreement Amendment and the Arrangement Agreement Amendment, which are filed as Exhibits 10.1 and 10.2, respectively, to this Report on Form 6-K and are incorporated by reference herein.

On December 19, 2022, the Company issued a press release announcing the closing of its previously announced registered direct offering and the amendments to the Purchase Agreement and Arrangement Agreement. A copy of such press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

SUBMITTED HEREWITH

Attached to the Registrant’s Form 6-K filing for the month of December 2022, and incorporated by reference herein, is:

Exhibit No.	Description

10.1	Form of First Amendment to Securities Purchase Agreement, dated as of December 16, 2022, by and between Midatech Pharma PLC and the investor identified on the signature pages thereto.
10.2	First Amendment to Arrangement Agreement, dated as of December 18, 2022, by and between Midatech Pharma PLC and Bioasis Technologies Inc.
99.1	Press Release, dated December 19, 2022.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Midatech Pharma PLC

Date: December 19, 2022	By:	/s/ Stephen Stamp
Stephen Stamp
Chief Executive Officer and
Chief Financial Officer

Exhibit 10.1

FIRST AMENDMENT TO SECURITIES PURCHASE AGREEMENT

THIS FIRST AMENDMENT to the Securities Purchase Agreement (this “Amendment”) is made and entered into as of December 16, 2022, by and between Midatech Pharma PLC, a public limited company organized under the laws of England and Wales (the “Company”), and a certain purchaser party to that certain Securities Purchase Agreement, dated as of December 13, 2022 (the “Purchaser”), by and between the Company and the Purchaser named therein (the “Purchase Agreement”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

WHEREAS, Section 5.5 of the Purchase Agreement provides that no provision of the Purchase Agreement may be waived, modified, supplemented or amended except in a written instrument signed, if prior to the First Closing Date, by the Company and each Purchaser;

WHEREAS, as of the date hereof, the First Closing has not occurred; and

WHEREAS, the Company and the undersigned Purchaser desires to amend the Purchase Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto do hereby amend the Purchase Agreement as follows:

1.       Amendments.

(a)       Section 2.2(a)(vi) of the Purchase Agreement is hereby amended by deleting “$1.00” and replacing it with “$1.10.”

(b)       Section 2.2(a)(vii) of the Purchase Agreement is hereby amended by deleting “$1.00” and replacing it with “$1.10.”

(c)       The first sentence of Section 4.14 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“Notwithstanding anything herein to the contrary, each Purchaser, severally and not jointly with the other Purchasers, covenants that neither it nor any Affiliate acting on its behalf or pursuant to any understanding with it will, directly or indirectly, (i) execute any purchases or sales, including Short Sales, of any of the Company’s securities during the period commencing with the execution of this Agreement and ending at such time that the transactions contemplated by this Agreement are first publicly announced pursuant to the initial press release as described in Section 4.4, and (ii) execute any Short Sales during the period between the date hereof and the occurrence of the Second Closing.”

(d)       Section 5.1 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“Section 5.1 Termination. This Agreement may be terminated by any Purchaser, as to such Purchaser’s obligations hereunder only and without any effect whatsoever on the obligations between the Company and the other Purchasers, by written notice to the other parties, if the First Closing has not been consummated on or before the fifth (5th) Trading Day following the First Closing Date; provided, however, that no such termination will affect the right of any party to sue for any breach by any other party (or parties). Additionally, in the event (i) the Arrangement is terminated and the Purchasers have not waived such closing condition contained in 2.3(b)(v) herein within two (2) Business Days of the public announcement of such termination of the Arrangement or (ii) the 20-Day VWAP on the proposed Second Closing Date is less than $1.00, the Company may terminate the Second Closing and Registration Rights Agreement by providing written notice immediately to the Purchasers and publicly disclosing the termination of the Second Closing (the “Second Closing Termination”).

2.       Definitions.

(a)       The definition of “Per ADS Purchase Price” in Section 1.1 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“Per ADS Purchase Price equals (i) with respect to the First Closing, $1.00 (inclusive of any Depositary ADS issuance fee), subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the ADSs and/or the Ordinary Shares, as applicable, that occur after the date of this Agreement, and (ii) with respect to the Second Closing, the lesser of (x) $1.00 or (y) the 20-Day VWAP minus 10.0% (inclusive of any Depositary ADS issuance fee), in each case subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the ADSs and/or the Ordinary Shares, as applicable, that occur after the date of this Agreement.”

(b)       Section 1.1 of the Purchase Agreement is amended to add the following definition:

“20-Day VWAP means, for the twenty (20) Trading Day period immediately prior to the Second Closing Date, the price determined by the first of the following clauses that applies: (a) if the ADSs are then listed or quoted on a Trading Market, the daily volume weighted average price of the ADSs for such date (or the nearest preceding date) on the Trading Market on which the ADSs are then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b)  if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the ADSs for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the ADSs are not then listed or quoted for trading on OTCQB or OTCQX and if prices for the ADSs are then reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per ADS so reported, or (d) in all other cases, the fair market value of an ADS as determined by an independent appraiser selected in good faith by the Purchasers of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.”

3.       Effect of this Amendment. Except as amended or otherwise modified herein, the Purchase Agreement shall remain in full force and effect, and all future references to the Purchase Agreement shall mean the Purchase Agreement as amended herein.

4.       Counterparts; Execution. This Amendment may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

COMPANY:

MIDATECH PHARMA PLC

By:
Name: Stephen Stamp
Title: Chief Executive Officer & Chief Financial Officer

[Signature Page For Purchaser Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the date first set forth above.

PURCHASER:

Name:
Title:

Exhibit 10.2

FIRST AMENDMENT TO ARRANGEMENT AGREEMENT

THIS FIRST AMENDMENT TO ARRANGEMENT AGREEMENT (this “Amendment”) is made and entered into as of December 18, 2022, by and between Midatech Pharma plc, a public limited company organized under the laws of England and Wales (“Buyer”) and Bioasis Technologies Inc., a corporation existing under the laws of British Columbia, Canada (the “Company”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in that certain Arrangement Agreement, dated as of December 13, 2022 (as my be amended, restated, supplemented or otherwise modified from time to time, the “Arrangement Agreement”), by and among Buyer and the Company.

WHEREAS, Section 8.3 of the Arrangement Agreement provides that the Arrangement Agreement may be amended or modified only by a written agreement executed and delivered by (a) Buyer and the Company prior to the Closing and (b) Buyer after the Closing;

WHEREAS, as of the date hereof, the Closing has not occurred; and

WHEREAS, Buyer and the Company desire to amend the Arrangement Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto do hereby amend the Arrangement Agreement as follows:

1.       Amendments.

(a)       The third recital of the Arrangement Agreement is hereby amended and restated in its entirety as follows:

“WHEREAS, following the execution of this Agreement, Buyer intends to effect, pursuant to the terms of the Securities Purchase Agreement, a registered direct offering of its securities (the “Registered Direct Offering”), of which a portion of the proceeds shall be used to loan the Company an aggregate amount of approximately $750,000, on the terms and subject to the conditions set forth in the Loan Note (the “Bridge Financing”);”

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(b)       Section 5.15(a) of the Arrangement Agreement is hereby amended and restated in its entirety as follows:

“Buyer will take all actions necessary, in consultation with Company, to cause the Buyer Board, as soon as practicable after the Closing or, in the event that the Buyer, in its sole discretion, decides to pursue the AIM Delisting and has provided written notice of such decision to Buyer prior to Closing, the AIM Delisting, as the case may be, and shall use its reasonable best efforts through Buyer’s (or, to the extent Buyer domesticates to another jurisdiction, such domesticated entity’s) 2026 annual meeting of shareholders, to consist of five (5) members, which shall comprise of (i) three (3) directors appointed by the Buyer (the “Buyer Designees”), one of whom shall be the Chairman of the Buyer Board as of the Effective Time and one of whom shall be the Chief Executive Officer of Buyer as of the Effective Time, and (ii) two (2) directors appointed by the Company (the “Company Designees”), one of whom shall be the Chief Executive Officer of the Company as of the Effective Time. The Persons listed in Annex C under the heading “Board Designees—Company” shall be the Company’s designees pursuant to this Section 5.15(a) (which list may be changed by the Company at any time prior to the Closing by written notice to Buyer to include different board designees who are reasonably acceptable to Buyer and consistent with this Section 5.15(a)) and the Person listed in Annex C under the heading “Board Designees—Buyer” shall be Buyer’s designee pursuant to this Section 5.15(a) (which Persons may be changed by Buyer at any time prior to the Closing by written notice to the Company to include different board designees who are reasonably acceptable to the Company and consistent with this Section 5.15(a)). The Chairman of the Buyer Board as of the Effective Time shall be Chairman of the Buyer Board following the Effective Time. Notwithstanding the foregoing or anything to the contrary herein, unless otherwise agreed in writing by the Parties, two (2) of the Buyer Designees shall qualify as an “independent director” under the rules and regulations of the SEC and the listing rules of NASDAQ (whether as a result of the replacement of any Buyer Designee as contemplated by this Section 5.15(a) or otherwise), and one (1) of the Company Designees shall qualify as an “independent director” under the rules and regulations of the SEC and the listing rules of NASDAQ (whether as a result of the replacement of any Company Designee as contemplated by this Section 5.15(a) or otherwise).”

(c)       Section 5.15(b) of the Arrangement Agreement is hereby amended and restated in its entirety as follows:

“As soon as practicable after the Closing or, in the event that the Buyer, in its sole discretion, decides to pursue the AIM Delisting and has provided written notice of such decision to Buyer prior to Closing, the AIM Delisting, as the case may be, the newly constituted Buyer Board shall ensure that the various committees of such board are constituted in the manner set forth on such Annex C.”

(d)       Section 5.17 of the Arrangement Agreement is hereby amended and restated in its entirety as follows:

“AIM Delisting. Subject to the receipt of any Buyer Shareholder approvals required by AIM, Buyer may, in its sole discretion, cause the Buyer Ordinary Shares listed on AIM to be de-listed from AIM (the “AIM Delisting”).”

(e)       Section 5.18 of the Arrangement Agreement is hereby amended and restated in its entirety as follows:

“Registered Direct Offering and Bridge Financing. Buyer and the Company will use their respective commercially reasonable efforts to (i) complete the Registered Direct Offering as promptly as practicable following the date hereof, and in any event by not later than three (3) Business Days following the date hereof, and (ii) complete the Bridge Financing, on the terms and conditions as set forth in the Loan Note not later than February 2, 2023.”

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2.       Definitions.

(a)       The definition of “Loan Note” in Section 1.1 of the Arrangement Agreement is hereby amended and restated in its entirety as follows:

“Loan Note” means that certain promissory note to be issued by the Company in favor of Buyer to be entered into following the execution of this Agreement and completion of the Registered Direct Offering, in the form attached hereto as Exhibit F, pursuant to which Buyer shall make a loan to the Company in the aggregate amount of $750,000, comprised of three equal advances of $250,000 to the Company on (i) December 19, 2022, (ii) January 3, 2023, and (iii) February 6, 2023. ”

3.       Effect of this Amendment. Except as amended or otherwise modified herein, the Arrangement Agreement shall remain in full force and effect, and all future references to the Arrangement Agreement shall mean the Arrangement Agreement as amended herein.

4.       Counterparts; Execution. This Amendment may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BUYER:

MIDATECH PHARMA PLC

By:	/s/ Stephen Stamp
Name: Stephen Stamp
Title: Chief Executive Officer & Chief Financial Officer

COMPANY:

BIOASIS TECHNOLOGIES INC.

By:	/s/ Deborah Rathjen
Name: Deborah Rathjen
Title: Chief Executive Officer

First Amendment to Arrangement Agreement

Exhibit 99.1

NOT FOR PUBLICATION, DISTRIBUTION OR RELEASE DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, IN OR INTO CANADA, AUSTRALIA, JAPAN OR THE REPUBLIC OF SOUTH AFRICA OR IN ANY OTHER JURISDICTION IN WHICH OFFERS OR SALES WOULD BE PROHIBITED BY APPLICABLE LAW. THIS ANNOUNCEMENT IS NOT AN OFFER TO SELL OR A SOLICITATION TO BUY SECURITIES IN ANY JURISDICTION, INCLUDING THE UNITED STATES, CANADA, AUSTRALIA, JAPAN AND THE REPUBLIC OF SOUTH AFRICA. NEITHER THIS ANNOUNCEMENT NOR ANYTHING CONTAINED HEREIN SHALL FORM THE BASIS OF, OR BE RELIED UPON IN CONNECTION WITH, ANY OFFER OR COMMITMENT WHATSOEVER IN ANY JURISDICTION.

THIS ANNOUNCEMENT CONTAINS INSIDE INFORMATION FOR THE PURPOSES OF ARTICLE 7 OF REGULATION 2014/596/EU (WHICH FORMS PART OF DOMESTIC UK LAW PURSUANT TO THE EUROPEAN UNION (WITHDRAWAL) ACT 2018), AS AMENDED. IN ADDITION, MARKET SOUNDINGS WERE TAKEN IN RESPECT OF THE MATTERS CONTAINED IN THIS ANNOUNCEMENT, WITH THE RESULT THAT CERTAIN PERSONS BECAME AWARE OF SUCH INSIDE INFORMATION. UPON THE PUBLICATION OF THIS ANNOUNCEMENT, THIS INSIDE INFORMATION IS NOW CONSIDERED TO BE IN THE PUBLIC DOMAIN AND SUCH PERSONS SHALL THEREFORE CEASE TO BE IN POSSESSION OF INSIDE INFORMATION.

Midatech Pharma PLC

(“Midatech” or the “Company”)

Closing of Registered Direct Offering

Revised Private Placement and Bioasis Loan Terms

Continued Admission to Trading on AIM

and

Webinar for Shareholders at 2.00pm GMT on Tuesday 20 December 2022

Midatech Pharma Plc (AIM: MTPH; Nasdaq: MTP), an R&D biotechnology company focused on improving the bio-delivery and biodistribution of medicines, announces a number of updates related to its proposed acquisition of Bioasis Technologies Inc. (“Bioasis”) and associated financing.

Background to and reasons for the proposed acquisition of Bioasis (the “Acquisition”)

As previously announced, the Company has sufficient funding until March 2023. Accordingly, the Board has for some time actively sought and assessed potential opportunities for raising finance to both extend the Company’s cash runway and progress its key development assets. These included opportunities which would have likely resulted in winddown of the Company’s operations with no meaningful value placed on the Company’s assets other than its listings on NASDAQ and AIM, and transactions that, due to their size, would require re-admission to AIM, a re-listing on NASDAQ and filing of a new Registration Statement with the SEC which would have exhausted the Company’s remaining cash resources.

Therefore, having considered the actionable options available to the Company, especially including consideration of the impact of dilution on existing investors, the Board has concluded that an acquisition of Bioasis, a company which it believes has a promising development pipeline, along with a US$10 million aggregate financing offers a compelling strategic opportunity for Midatech shareholders, including:

•	transition from a drug delivery platform-based company to a therapeutics company;

•	a focus on rare and orphan diseases, conferring advantages such as smaller, lower cost studies, higher in-market prices; and market exclusivity for seven years and 10 years in the US and Europe, respectively;

•	a robust internal therapeutics pipeline of five programmes in six indications and therefore less reliance on R&D collaborations with third parties;

•	access to a number of enabling platform technologies that have been validated by partnerships and licenses with pharmaceutical companies with potential milestone payments, should various performance conditions be met, totalling in excess of US$200 million;

•	improved news flow including clinical data; and

•	lower combined overheads.

Information on Bioasis

Bioasis is a multi-asset rare and orphan disease biopharmaceutical company developing clinical stage programs based on epidermal growth factors and a differentiated, proprietary xB3™ platform for delivering therapeutics across the blood-brain barrier and the treatment of central nervous system disorders in areas of high unmet medical need.

The Enlarged Group is expected to benefit from the collective scientific, technical, and operational expertise of both Midatech and Bioasis and to unlock value as the pipeline programs progress through clinical development and the drug delivery technologies secure additional partnerships.

Financing update

The Company previously announced a two-part financing for an aggregate amount of US$10.0 million as follows with Armistice Capital (the “Placee”):

•	A registered direct offering (the “Offering”) of 393,973 of its American Depositary Shares (“ADSs”) (each ADS representing 25 of the Company's ordinary shares (the “New Ordinary Shares”)) at a purchase price of US$1.00 per ADS (equivalent to £0.0328 per New Ordinary Share). The Offering closed on 16 December 2022 with gross proceeds of approximately US$0.4 million (£0.3 million). Net proceeds from the Offering are expected to be approximately US$0.3 million (£0.2 million), after deducting the placement agent's fees and other estimated offering expenses. The Company intends to use the net proceeds from the Offering to fund part of a loan to Bioasis in the amount of US$750,000 (the “Loan”).

•	A private placement (the “Private Placement”) to raise the remaining US$9.6 million of gross proceeds, subject, inter alia, to shareholder approval at a forthcoming General Meeting. The funds provided to the Company pursuant to the Private Placement are to be provided by way of a combination of (i) the direct subscription of Units comprising (one ADS, 1.04 A Warrant and 1.04 B Warrant), and (ii) through the funding of Pre-funded Warrants, whereby the Placee will, on Completion of the financing, provide the Company with the funds to exercise the Pre-funded Warrants, such that the exercise price of the Pre-funded Warrants (other than a notional additional consideration) will be received by the Company at Completion, enabling the Placee to exercise the warrants and acquire ADSs for nominal cost. Such a structure ensures the Company receives the full proceeds (US$9.6 million gross) of the Offering immediately on Completion, while enabling the Placee to limit its shareholding in the Company to a maximum of 9.99% at all times.

•	Ladenburg Thalmann & Co. Inc. is acting as the exclusive placement agent for the Offering and the Private Placement.

Revised terms of the Financing

The Company and the Placee have agreed to an amendment to the Securities Purchase Agreement which provides that:

•	The exercise price of the A Warrants is increased US$1.10;

•	The exercise price of B Warrants is increased to US$1.10;

•	The purchase price of the Private Placement will be the lower of (i) US$1.00 (the previously agreed purchase price) and (ii) the 20-day volume weighted average price on the last business day prior to Completion (“VWAP”) less 10%;

•	If the 20-day VWAP prior to Closing is less than $0.90, the Company may terminate the Private Placement without penalty; and

•	The Placee may not, directly or indirectly, engage in short-selling prior to Closing.

The above mentioned revision of the terms of the Private Placement resulted from the Company’s disclosure of one shareholder’s adverse response to the proposed Acquisition and their proposed course of action, which was beyond Midatech’s ability to control.

Apart from the increase in the A and B Warrant exercise prices, the key benefit to the Company with these revised terms is the contractual ability to terminate the Private Placement at the Company’s sole discretion, without penalty, in the event the Company’s share price is less than US$0.90 per ADS at Closing.

All other terms remain the same as previously announced.

An illustrative pro forma capitalisation table assuming Completion of the Acquisition and Private Placement at US$0.90 per ADS (£0.0296 per Ordinary Share) is attached as an Appendix. This table is included for indicative purposes only to demonstrate the level of dilution in only one particular scenario. The price of the Private Placement may be different from that indicated and accordingly resultant shareholdings will be different.

Bioasis Loan Update

As announced on 13 December 2022 the Company intends to use the proceeds from the Offering to fund part of the Loan. The Company and Bioasis have agreed to amend the Arrangement Agreement between the parties such that the Loan will now be made in three tranches of US$250,000 payable on each of 19 December 2022, 3 January 2023 and 6 February 2023 as opposed to one payment of the Loan in full.

AIM Cancellation Update

The Company has garnered views from certain of its shareholders with regard to the proposed cancellation to trading on AIM (“AIM Cancellation”) and is pleased that support for the Company’s AIM listing remains strong. As a result, the Company no longer intends to include a resolution seeking shareholder consent to the AIM Cancellation or a resolution to amend its Articles of Association at its proposed General Meeting to be convened to approve, inter alia, the Acquisition.

Prospectus and Circular

The ADSs described above were offered pursuant to a shelf registration statement (File No. 333-267932) which became effective on 26 October 2022. The offering of the ADSs was made by means of a prospectus, including a prospectus supplement, forming part of the effective registration statement. Copies of the prospectus supplement and the accompanying prospectus relating to the offering may be obtained from the SEC's website at http://www.sec.gov or from Ladenburg Thalmann & Co. Inc., at Attn: Prospectus Department, 640 Fifth Avenue, 4th Floor, New York, NY 10019 or by e-mail at prospectus@ladenburg.com.

A circular to shareholders containing further details in relation to the proposals will be sent to shareholders in January 2023.

Total Voting Rights

Following closing of the Offering, the Company's issued ordinary share capital consists of 108,342,738 ordinary shares. The Company does not hold any shares in treasury. Therefore, the total number of ordinary shares with voting rights in Midatech is 108,342,738.

The above figure of 108,342,738 may be used by shareholders as the denominator for the calculations by which they will determine if they are required to notify their interest in, or a change to their interest in the Company under the FCA's Disclosure Guidance and Transparency Rules.

Letters of Intent

The Board is aware that one party which has provided a Letter of Intent has reduced its shareholding in the Company, impacting the number of shares subject to Letters of Intent. The Board will provide an update on shareholder intentions so far as it is able in the Circular to be posted in January 2023.

No solicitation

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Webinar

The Company will be hosting a virtual meeting by Zoom webinar on Tuesday 20 December at 2.00pm GMT. Please register your attendance on the following link and the webinar details will be sent to you.

https://us02web.zoom.us/webinar/register/WN__8ckSaivQuSeo8zGvSKaFg

Shareholders are strongly encouraged to attend the webinar and to participate by submitting questions on the Acquisition and the Private Placement via the Q&A function at any time during the webinar. The Board will be highlighting the benefits and key terms of the Acquisition and the Private Placement and will answer questions at the meeting.

Exchange rate

Unless otherwise specified, this announcement contains certain translations of US Dollar into amounts in Pounds Sterling based on the exchange rate of £1.00 = US$ 1.2178.

Defined terms used in this announcement have the same meaning as set out in the announcement of 13 December 2022.

For more information, please contact:

Midatech Pharma PLC
Stephen Stamp, CEO
Tel: +44 (0)29 20480 180
www.midatechpharma.com
Strand Hanson Limited (Nominated Adviser)
James Dance / Matthew Chandler / Rob Patrick
Tel: +44 (0)20 7409 3494
Turner Pope Investments (TPI) Ltd (Broker)
Andrew Thacker / James Pope (Corporate Broking) Tel: +44 (0)20 3657 0050
IFC Advisory Limited (Financial PR and UK Investor Relations)
Tim Metcalfe / Graham Herring
Tel: +44 (0)20 3934 6630
Email: midatech@investor-focus.co.uk
Edison Group (US Investor Relations)
Alyssa Factor
Tel: +1 (860) 573 9637
Email: afactor@edisongroup.com

About Midatech Pharma PLC

Midatech Pharma PLC (currently dual listed on AIM: MTPH; and NASDAQ: MTP) is a drug delivery technology company focused on improving the bio-delivery and bio-distribution of medicines. The Company combines approved and development medications with its proprietary and innovative drug delivery technologies to provide compelling products that have the potential to powerfully impact the lives of patients.

The Company has developed three in-house technology platforms, each with its own unique mechanism to improve delivery of medications to sites of disease. All of the Company's technologies have successfully entered human use in the clinic, providing important validation of the potential for each platform:

•	Q-Sphera™ platform: a disruptive micro-technology used for sustained release to prolong and control the release of therapeutics over an extended period of time (from weeks to months).
•	MidaSolve™ platform: an innovative nanotechnology used to dissolve insoluble drugs so that they can be administered in liquid form directly and locally into tumours.
•	MidaCore™ platform: a leading-edge nanotechnology used for targeting medications to sites of disease.

The platform nature of its technologies offers the potential to develop multiple drug assets rather than being reliant on a limited number of programmes. Midatech's technologies are supported by 36 patent families including 120 granted patents and an additional 70 patent applications. Midatech's headquarters and R&D facility is in Cardiff, UK. For more information please visit www.midatechpharma.com.

Forward-Looking Statements

Certain statements in this announcement may constitute "forward-looking statements" within the meaning of legislation in the United Kingdom and/or the United States Private Securities Litigation Reform Act. All statements contained in this announcement that do not relate to matters of historical fact should be considered forward-looking statements.

In certain cases, forward-looking statements can be identified by the use of words such as "plans", "expects" or "does not anticipate", or "believes", or variations of such words and phrases or statements that certain actions, events or results "may", "could", "would", "might" or "will be taken", "occur" or "be achieved". In particular, this news release contains forward-looking information pertaining to the following: statements regarding the Acquisition and Private Placement, including with respect to the benefits of the Acquisition and the Private Placement and expectations regarding the combined company (including its drug delivery technologies and their progress towards approval and commercialization, its market presence and financial condition); the timing of key Acquisition and Private Placement milestones and closing; the ability of Midatech and Bioasis to satisfy the conditions to and to complete the Acquisition and the Private Placement, the Registered Direct Offering and the Private Placement; and expectations regarding the impact of the Acquisition on Midatech and Bioasis including in respect of anticipated financial and operating results, strategy and business, and on stakeholders in general. Forward-looking statements and information are subject to various known and unknown risks and uncertainties, many of which are beyond the ability of Midatech to control or predict, that may cause their actual results, performance or achievements to be materially different from those expressed or implied thereby, and are developed based on assumptions about such risks, uncertainties and other factors set out herein, including but not limited to: the satisfaction of the conditions precedent to the closing of the Acquisition and Private Placement (including the obtaining of all shareholder, court, and regulatory approvals); risks associated with the Acquisition and acquisitions generally; the court arrangement agreement in relation to the Acquisition may be terminated in certain circumstances; Midatech will incur costs even if the Acquisition and Private Placement is not completed; all necessary approvals and consents may not be obtained; uncertainty regarding the ability of the parties to complete all Acquisition milestones on the intended timing; and other related risks and uncertainties.

Reference should be made to those documents that Midatech shall file from time to time or announcements that may be made by Midatech in accordance with the London Stock Exchange's AIM Rules for Companies ("AIM Rules"), the Disclosure and Transparency Rules ("DTRs") and the rules and regulations promulgated by the US Securities and Exchange Commission, which contains and identifies other important factors that could cause actual results to differ materially from those contained in any projections or forward-looking statements. These forward-looking statements speak only as of the date of this announcement. All subsequent written and oral forward-looking statements by or concerning Midatech are expressly qualified in their entirety by the cautionary statements above. Except as may be required under the AIM Rules or the DTRs or by relevant law in the United Kingdom or the United States, Midatech does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise arising.

APPENDIX

Pro forma capitalisation table assuming Completion of the Private Placement at US$0.90 per ADS (£0.0296 per Ordinary Share). The price of US$0.90 is included for indicative purposes only and the eventual price and resultant shareholdings will likely be different to those presented below.

	Issued Ordinary Shares	Undiluted	Pre-funded Warrants	Existing Warrants	A Warrants and B Warrants	Cresence Shares	Options	Fully Diluted
Note			1		2	3
Pre- Announcement 31 December 2022	98,493,413	39.4%		17,226,053			3,007,197	118,726,663	9.7%
Offering	9,849,325	3.9%			-			9,849,325	0.8%

Currently in issue	108,342,738	43.4%		17,226,053	-	-	3,007,197	128,575,988	10.5%

Bioasis Security holders following Completion	75,884,553	30.4%		21,285,497			8,481,459	105,651,509	8.6%

Cresence founders						5,733,337		5,733,337	0.5%

Lind holdings following Completion	22,922,812	9.2%			45,845,624			68,768,436	5.6%

Placee holdings following Completion	14,846,550	5.9%	251,987,525		553,366,800			820,200,875	67.1%

Ladenburg holdings following Completion	27,863,856	11.2%			66,401,075			94,264,931	7.7%
TOTAL	249,860,509	100.0%	251,987,525	38,511,550	665,613,499	5,733,337	11,488,656	1,223,195,077	100.0%

Notes:

1.	The Pre-funded Warrants have an exercise price of $0.001 per ADS.
2.	The A Warrants and B Warrants have an exercise price of $1.10 per ADS (£0.0361 per Ordinary Share)
3.	The Cresence Shares are issuable (i) 50% upon initiation of the first pivotal clinical trial in the US for a Cresence product, and (ii) 50% upon FDA approval of the first Cresence product.